Exhibit 99.4

HOMETRUST BANCSHARES, INC.

2022 OMNIBUS INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

RS No. ________	Grant Date: ________ __, 20__

This Restricted Stock Award (“Restricted Stock Award”) is granted by HomeTrust Bancshares, Inc. (“Company”) to [name] (“Grantee”) in accordance with the terms of this Restricted Stock Award Agreement (“Agreement”) and subject to the provisions of the HomeTrust Bancshares, Inc. 2022 Omnibus Incentive Plan, as amended from time to time (“Plan”). The Plan is incorporated herein by reference.

1.	Restricted Stock Award. The Company makes this Restricted Stock Award of [Number of shares] shares (the “Shares”) of Company common stock, par value $0.01 per share (the “Common Stock”) to Grantee. These Shares are subject to forfeiture and to limits on transferability until they vest, as provided in Sections 2, 3 and 4 of this Agreement and in Article 7 of the Plan.

2.	Vesting Dates: The Shares shall vest as follows, subject to the Grantee’s continuous employment or service as specified in Section 10.1 of the Plan (“Service”) through each applicable Vesting Date set forth below, except as otherwise provided herein or in the Plan:

Vesting Date[(s)]	Number of Shares Vesting

3.	Transferability. The Grantee may not sell, assign, transfer, pledge or otherwise encumber any Shares that have not vested, except in the event of the Grantee’s death, by will or by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order.

4.	Termination Event. If the Grantee’s Service with the Company is terminated for any reason other than in connection with a Change in Control or the death or Disability of the Grantee, any Shares that have not vested as of the last date of the Grantee’s Service with the Company (the “Termination Date”) shall be forfeited to the Company. If the Grantee’s Service terminates on account of the Grantee’s death or Disability, all Shares that have not vested or been forfeited shall become fully vested on the Termination Date.

5.	Effect of Change in Control. All Shares that have not vested or been forfeited shall become fully vested upon the consummation of a Change in Control, provided that a Replacement Award meeting the requirements of Section 11.3 of the Plan has not been provided to the Grantee to replace this Restricted Stock Award.

6.	Delivery of Shares. The Company shall issue stock certificates or evidence of the issuance of such Shares in book-entry form, in the name of the Grantee reflecting the Shares vesting on each Vesting Date in Section 2. The Company shall retain these certificates or evidence of the issuance of Shares in book-entry form until the Shares represented thereby become vested. Prior to vesting, the Shares shall be subject to the following restriction, communicated in writing to the Company’s stock transfer agent:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the HomeTrust Bancshares, Inc. 2022 Omnibus Incentive Plan and in a Restricted Stock agreement dated ____, 20__. A copy of the Plan and such Restricted Stock agreement may be obtained from the Corporate Secretary of HomeTrust Bancshares, Inc. .

7.	Grantee’s Rights. As the owner of all Shares that have not vested, the Grantee shall be paid dividends by the Company with respect to those Shares at the same time as they are paid to other holders of the Company’s common stock. The Grantee may exercise all voting rights appurtenant to the Shares.

8.	Delivery of Shares to Grantee. Upon the vesting of any Shares, the restrictions in Sections 3 and 4 shall terminate, and the Company shall deliver only to the Grantee (or, if applicable, the Grantee’s Beneficiary or estate) a certificate (without the legend referenced in Section 6) or evidence of the issuance of Shares in book-entry form, and the related stock power in respect of the vesting Shares. The Company’s obligation to deliver a stock certificate for vested Shares, or evidence of the issuance of Shares in book-entry form, can be conditioned upon the receipt of a representation of investment intent from the Grantee (or the Grantee’s Beneficiary or estate) in such form as the Committee requires. The Company shall not be required to deliver stock certificates for vested Shares, or evidence of the issuance of Shares in book-entry form, prior to: (a) the listing of those Shares on the Nasdaq; or (b) the completion of any registration or qualification of those Shares required under applicable law.

9.	Adjustments in Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the number of outstanding shares of Common Stock or the capitalization of the Company) after the Grant Date, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change-in-capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of the Grantee’s rights under this Agreement, shall substitute or adjust, as applicable, the number of Shares or class of securities of the Company covered by this Agreement in accordance with Section 4.4 of the Plan. Any additional Shares or other securities received by the Grantee as a result of any such adjustment shall be subject to all restrictions and requirements applicable to Shares that have not vested. The Grantee agrees to execute any documents required by the Committee in connection with an adjustment under this Section 9.

10.	Tax Election. The Grantee understands that an election may be made under Section 83(b) of the Code to accelerate the Grantee’s tax obligation with respect to receipt of the Shares from the Vesting Dates to the Grant Date by submitting an election to the Internal Revenue Service. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regards to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. In the event that the Grantee chooses to make a Section 83(b) election, Grantee agrees and acknowledges that it is Grantee’s responsibility and not the Company’s responsibility to file the election in a timely manner, even if the Grantee asks the Company or its agents to make the filing on his or her behalf.

11.	Tax Withholding. The Company shall have the right to require the Grantee to pay to the Company the amount of any tax that the Company is required to withhold with respect to such Shares, or in lieu thereof, to retain or sell a sufficient number of Shares to cover the minimum amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to the Shares the amount of any taxes that the Company is required to withhold with respect to such dividend payments.

12.	Restrictive Covenant Provisions.

In consideration for the Company’s agreement to award Shares to the Grantee, and other good and valuable consideration, the Grantee agrees:

(a)               During the period commencing on the Grant Date and ending on the two (2) year anniversary of the Termination Date (the “Non-Solicitation Period”), the Grantee will not (i) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of employees of the Company or any of its affiliates or subsidiaries) or induce, or cause others to solicit or induce, any employee of the Company or any of its affiliates or subsidiaries to leave the employment of such entities, or (ii) solicit (by any means, excluding general solicitations of the public that are not based in whole or in part on any list of customers, clients or vendors of the Company or any of its affiliates or subsidiaries) or induce any customer, client or vendor of the Company or any of its affiliates or subsidiaries, of whom the Grantee had dealings during his/her employment or service with the Company, to cease doing business with the Company or its affiliates or subsidiaries or otherwise interfere with or damage any such individual’s or entity’s relationship with the Company or its affiliates or subsidiaries.

(b)       The covenants and agreements of the Grantee set forth in Section 12(a) are referred to herein as the “Restrictive Covenants.” The Grantee acknowledges that he/she has carefully read and considered the provisions of the Restrictive Covenants, and having done so, agrees that the restrictions set forth above are fair and reasonable, and are reasonably required for the protection of the legitimate business and economic interests of the Company. The parties specifically agree that the Company’s customer information is confidential and proprietary and that the Company derives an economic benefit from maintaining the secrecy of such information, which qualifies for trade secret status under applicable law. The Grantee further acknowledges that the Company would not have entered into this Agreement absent the Grantee’s agreement to the foregoing. In the event any court of competent jurisdiction finds the provisions of the Restrictive Covenants or any parts hereof to be invalid or unenforceable, such conclusion or finding shall in no way render invalid or unenforceable any other portion of this Section 12 as the provisions of this Section are intended to be separate and divisible covenants. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, including without limitation the geographic scope or duration of such provision, the parties hereto agree that the court or authority making such determination shall have the power to reduce the scope or duration of such provision or to delete specific words, phrases or provisions as necessary (but only to the minimum extent necessary) to cause such Restrictive Covenants or parts thereof to be valid and enforceable to the maximum extent permitted by law. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement, including without limitation Section 12 hereof, without violating applicable law.

(c)       The parties hereto agree that money damages would not be an adequate remedy for any breach of Section 12 by the Grantee, and any breach of the terms of Section 12 by the Grantee would result in irreparable injury and damage to the Company for which such party would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 12 by Grantee, the Company or its successors or assigns shall be entitled to specific performance and/or immediate injunctive relief or other equitable relief, in addition to any other remedies and damages available to the Company, in order to enforce Section 12 of this Agreement, without posting bond or other security, without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs. The Grantee hereby consents to any restraining order or injunction issued in favor of the Company by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled. In addition, if the Grantee breaches this Section 12, all Shares covered by this Restricted Stock Award which remain unvested shall be immediately forfeited, and with respect to previously vested Shares the Company may recover from the Grantee an amount equal to the Fair Market Value of the Shares as of the applicable Vesting Date. The Company shall also be entitled to recover from the Grantee any expenses or legal fees incurred by the Company in exercising its right of recovery under the preceding sentence. The Grantee represents and acknowledges that, in light of the Grantee’s experience and capabilities, the Grantee can obtain employment with another financial institution or holding company thereof or in a business engaged in other lines and/or of a different nature than those engaged in by the Company or its subsidiaries or affiliates, and that the enforcement of a remedy by way of a temporary restraining order or injunction will not prevent the Grantee from earning a livelihood. Each of the remedies available to the Company in the event of a breach by the Grantee shall be cumulative and not mutually exclusive. In the event of the Grantee’s breach of the Restrictive Covenants, the Non-Solicitation Period shall be extended by the amount of time the Grantee was in violation of Section 12.

13.	Clawback. The Grantee acknowledges and agrees that this Award and the Grantee’s receipt of any Shares hereunder is subject to the provisions of Section 16.3 of the Plan regarding clawbacks.

14.	Plan and Committee Decisions are Controlling. This Agreement and the award of Shares to the Grantee are subject in all respects to the provisions of the Plan, which are controlling. Capitalized terms herein not defined in this Agreement shall have the meaning ascribed to them in the Plan. All decisions, determinations and interpretations by the Committee respecting the Plan, this Agreement or the award of Shares shall be binding and conclusive upon the Grantee, any Beneficiary of the Grantee or the legal representative thereof.

15.	Grantee’s Service. Nothing in this Agreement shall limit the right of the Company or any of its Affiliates to terminate the Grantee’s service or employment as a director, advisory director, director emeritus, officer or employee, or otherwise impose upon the Company or any of its Affiliates any obligation to employ or accept the services or employment of the Grantee.

16.	Governing Law and Forum Selection. The Grantee acknowledges and agrees that the Company’s principal place of business is located in North Carolina and that this Agreement was made, delivered, authorized, approved and executed by the Company through action taken in North Carolina. As a result, the parties hereto agree that this Agreement shall be governed by the laws of the State of North Carolina. Any dispute arising under this Agreement shall be decided solely and exclusively by state or federal courts located in Asheville, North Carolina.

17.	Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision of this Agreement if such action may adversely affect the Grantee without the Grantee’s written consent. To the extent permitted by applicable laws and regulations, the Committee shall have the authority, in its sole discretion whenever the Committee may determine that such action is appropriate, to (a) accelerate the vesting of the Shares, (b) remove any other restrictions imposed on the Grantee with respect to the Shares, (c) delete any of the Grantee’s covenants contained in Section 12 of this Agreement, including retroactively, and (d) reduce (but not increase) the geographic scope or duration of the Grantee’s covenants in Section 12 of this Agreement, including retroactively.

18.	Grantee Acceptance. As a condition of receiving the Award, the Grantee must signify acceptance of the terms and conditions of this Agreement and acknowledge receipt of a copy of the Plan by signing in the space provided below and returning the signed copy to the Company, and if such signature and acceptance is not received by the Company within sixty (60) days of delivery of this Agreement to the Grantee, then this Restricted Stock Award and the underlying Shares shall terminate, unless the Committee determines otherwise..

19.	Integration. This Agreement and the Plan constitute the entire agreement between the parties with respect to this award of Shares and supersedes all prior agreements and discussions between the parties concerning such subject matter.

20.	Electronic Communication. The Committee may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Award and all other documents that the Company is required to deliver to security holders by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). As a condition to participating in the Plan and receipt of the Restricted Stock Award, the Grantee agrees to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.	Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Grantee’s electronic signature of this Agreement shall have the same validity and effect as a signature affixed by the Grantee’s hand.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

HOMETRUST BANCSHARES, INC.

By:	Hunter Westbrook
Its:	President and CEO

ACCEPTED BY GRANTEE

(Signature)

(Print Name)

(Street Address)

(City, State & Zip Code)

Acknowledgements: By signing above, the Grantee: (i) agrees that this Restricted Stock Award is granted under and governed by the Plan and the Agreement, (ii) agrees that all questions of interpretation and administration relating to this Restricted Stock Award, the Plan, and the Agreement shall be resolved by the Committee, and (iii) acknowledges receipt of copies of the Plan and the Agreement, represents that the Grantee has carefully read and is familiar with their provisions, and hereby accepts this Restricted Stock Award subject to all of their respective terms, including, for the avoidance of doubt, the restrictive covenant provisions set forth in Section 12 of the Agreement.

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